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                                                                                                                  Exhibit 11.1

                                                   Micro Linear Corporation
                                        Statement Re Computation of Earnings Per Share
                                                         (Unaudited)
                                            (In thousands, except per share data)

                                                                   Three Months Ended
                                                                       March 31,
                                                              -----------------------------
                                                                 1997             1996
                                                              ------------    -------------

Net income.............................................            $2,204           $2,983
                                                              ============    =============

PRIMARY:
Weighted average common shares outstanding.............            11,995           12,428

Common equivalents attributable to options and warrants:            1,302            1,104

Total weighted average common and common
     equivalent shares outstanding.....................            13,297           13,532
                                                              ============    =============

Net income per share...................................          $   0.17         $   0.22
                                                              ============    =============
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